Exhibit 10.2

PERFORMANCE-VESTED RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
GNC HOLDINGS, INC. 2015 STOCK AND INCENTIVE PLAN

AGREEMENT (the “Agreement”), dated as of February 21, 2018 (the “Grant Date”), between GNC Holdings, Inc., a Delaware corporation (the “Company”), and ___________ (the “Participant”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the GNC Holdings, Inc. 2015 Stock and Incentive Plan (the “Plan”).
1.    Grant of Performance-Vested Restricted Stock Units. The Company hereby awards to the Participant a target amount of ______ performance-vested restricted stock units (the “PSUs”) as of the Grant Date, subject to adjustment as provided in Section 4.2 of the Plan. The target amount of PSUs represents the right to receive an equivalent number of shares of Common Stock upon achievement of the performance goals referenced in Section 2 below at the target level of achievement set forth in Exhibit A, subject to the other terms and conditions hereof.
2.    Terms of PSUs.
(a)    Performance Period. The performance period for the PSUs shall be the period commencing on January 1, 2018 and ending on December 31, 2020 (the cumulative three year period is referred to as the “Performance Period”).
(b)    Performance Goals.
(i)    The PSUs may be earned based on the achievement of the objective performance criteria as described in Exhibit A measured over the following specified periods of time: (i) calendar year 2018, (ii) calendar year 2019, and (iii) calendar year 2020, contingent upon the Participant’s continuous employment with the Company through the Performance Period.
(ii)    One-third of the PSUs are allocable to each calendar year in the Performance Period. At the conclusion of each calendar year within the Performance Period, the Committee shall determine whether and the extent to which the performance criteria have been achieved for purposes of determining the percentage of the target amount of PSUs allocable to the calendar year and subject to this award (if any) that are banked for the calendar year within the Performance Period in accordance with Exhibit A, subject to the employment condition. Any PSUs subject to this award that are allocable to a calendar year and are not banked as of the conclusion of the calendar year within the Performance Period, after giving effect to the Committee’s determination under this Section 2(b)(ii), shall be forfeited. The Committee may, in its sole discretion, bank an amount less than the amount determined in Exhibit A, with the remaining PSUs forfeited.
(iii)    Following the conclusion of the Performance Period and the Committee’s determination pursuant to Section 2(b)(ii) above, and conditioned upon satisfaction of the employment condition, the Company shall promptly issue and deliver to the Participant a stock certificate registered in the name of the Participant representing one share of Common Stock (a “Performance Share”) for each banked PSU and deliver to the Participant any related Dividend Equivalents (as defined below), subject to applicable withholding, unless the Company is using book entry, in which case the Company shall credit the net amount to the Participant’s account. Banked PSUs for which the employment condition is satisfied are referred to herein as vested PSUs. Payment of vested PSUs and Dividend Equivalents, if any, will occur in the calendar year following the calendar year in which the Performance Period ends (on or before March 15 of such year). Upon payment or crediting of the Performance Shares, the vested PSUs will be deemed fully settled and will be cancelled. No fractional share will be paid and any fractional PSU will be rounded down to the nearest whole number.
(c)    Dividend Equivalents. If the Company pays cash dividends on the Common Stock during the Performance Period, an amount equal to the dollar amount of such cash dividend will be credited to a dividend book entry account on behalf of the Participant with respect to each unvested PSU, based on the target number of PSUs subject to this award (a “Dividend Equivalent”). Credits on account of cash dividends will be held uninvested and will not accrue interest.  Dividend Equivalents will be adjusted on a proportionate basis to reflect the amount of PSUs, if any, that vest and will be paid if and when the corresponding PSUs are paid. Any Dividend Equivalents previously credited to the Participant shall be forfeited if and when the corresponding PSUs are forfeited.
(d)    Forfeiture. The Participant shall forfeit to the Company, without compensation, any and all PSUs, including banked PSUs, and unpaid Dividend Equivalents upon the Participant’s Termination for any reason prior to the completion of the Performance Period. There will be no proportionate or partial vesting of the PSUs for any period of employment ending prior to the completion of the Performance Period, even if such period of employment is substantial in relation to the Performance Period or if PSUs have been banked during the Performance Period. Additionally, in the event the Participant engages in Detrimental Activity prior to, or during the one year period after, any vesting of PSUs, the Participant shall pay to the Company an amount equal to the Fair Market Value at the time of vesting of any PSU which had vested in the Performance Period.
(e)    Withholding. The Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable foreign, federal, state, provincial and local taxes that the Company is required to withhold at any time. In the absence of such arrangements, any statutorily required withholding obligation may, as determined at the sole discretion of the Committee, be satisfied by reducing the number of Performance Shares otherwise deliverable to the Participant by a number of Performance Shares whose Fair Market Value on the applicable vesting date is equal to the amount of taxes required to be withheld (disregarding any fraction of a Performance Share required to satisfy such tax obligations, which fractional amount due must be paid instead in cash by the Participant).
(f)    Delivery Delay. The delivery of any certificate representing the Performance Shares may be postponed by the Company for such period as may be required for it to comply with any applicable foreign, federal, state or provincial securities law, or any national securities exchange listing requirements, and the Company is not obligated to issue or deliver any Performance Shares if, in the opinion of counsel for the Company, such issuance or delivery constitutes a violation by the Participant or the Company of any provisions of any applicable foreign, federal, state or provincial law or of any regulations of any governmental authority or any national securities exchange.
3.    No Obligation to Continue Employment. This Agreement is not an agreement of employment.  This Agreement does not guarantee that the Company or its Affiliates will employ or retain, or continue to, employ or retain the Participant for any period of time, nor does it modify in any respect the Company’s (or any Affiliate’s) right to terminate or modify the Participant’s employment or compensation.
4.    Transferability. The Participant is prohibited to sell, transfer, pledge, hypothecate, assign or otherwise dispose of the PSUs.  Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the PSUs in violation of the Plan or this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.
5.    Uncertificated Shares. Notwithstanding anything else herein, to the extent permitted under applicable foreign, federal, state or provincial law, the Company may issue the Performance Shares in the form of uncertificated shares.  Such uncertificated shares shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the Participant. If thereafter certificates are issued with respect to the uncertificated shares, such issuance and delivery of certificates shall be in accordance with the applicable terms of this Agreement.
6.    Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any Performance Shares unless and until the Participant has become the holder of record of the Performance Shares, and no adjustments will be made for dividends in cash or other property, distributions or other rights in respect of any such Performance Shares, except as otherwise specifically provided for in this Agreement or the Plan.
7.    Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.
8.    Amendment. No amendment of any of the provisions of this Agreement shall adversely impair the rights of the Participant without the Participant’s consent, provided, however, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with Section 409A of the Code and the regulations thereunder or any other applicable law and may also amend, suspend or terminate this Agreement as otherwise provided in the Plan. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code relating to “short-term deferrals” thereunder, and shall be limited, construed and interpreted in a manner so as to comply therewith.
9.    Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular United States mail, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):
If to the Company, to:
GNC Holdings, Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Attention: Chief Legal Officer
If to the Participant, to the address on file with the Company.
10.    Miscellaneous.
(a)    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
(b)    This Agreement shall be governed and construed in accordance with the laws of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).
(c)    This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.
(d)    The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

GNC HOLDINGS, INC.

By:
Name:Kevin G. Nowe
Title:Senior Vice President, Chief Legal Officer and Chief Compliance Officer

PARTICIPANT

By:
Name:
Employee ID Number:

Exhibit A

Performance Condition. The total number of PSUs that may be banked by a Participant will be based on the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for each calendar year within the Performance Period, and contingent upon the Participant’s continuous employment through the Performance Period.
The performance condition shall be measured for each calendar year within the Performance Period, as follows below.

(a)
2018 Calendar Year. One-third of the PSUs are allocable to the calendar year. A specified percentage of the allocable portion of the total Performance Units granted, as set forth in table below, will be banked on December 31, 2018, subject to forfeiture as provided in the following sentence, provided that the Participant continues to be actively employed by the Company on such date and the Company’s EBITDA for 2018 is equal to or greater than $______ (the “Target” for 2018). If such conditions are satisfied as of such date, such Performance Units shall be converted into Restricted Stock Units, subject to the further vesting condition that the Participant will forfeit the units unless he continues to be actively employed by the Company through December 31, 2020. If and to the extent the performance conditions are not satisfied as of December 31, 2018, such unbanked allocable portion of the Performance Units for calendar year 2018 shall be forfeited.

(b)
2019 Calendar Year. One-third of the PSUs are allocable to the calendar year. A specified percentage of the allocable portion of the total Performance Units granted, as set forth in table below, will be banked on December 31, 2019, subject to forfeiture as provided in the following sentence, provided that the Participant continues to be actively employed by the Company on such date and the Company’s EBITDA for 2019 is equal to or greater than the target amount to be determined for 2019 (the “Target” for 2019). If such conditions are satisfied as of such date, such Performance Units shall be converted into Restricted Stock Units, subject to the further vesting condition that the Participant will forfeit the units unless he continues to be actively employed by the Company through December 31, 2020. If and to the extent the performance conditions are not satisfied as of December 31, 2019, such unbanked allocable portion of the Performance Units for calendar year 2019 shall be forfeited.

(c)
2020 Calendar Year. One-third of the PSUs are allocable to the calendar year. A specified percentage of the allocable portion of the total Performance Units granted, as set forth in table below, will be banked on December 31, 2020, subject to forfeiture as provided in the following sentence, provided that the Participant continues to be actively employed by the Company on such date and the Company’s EBITDA for 2020 is equal to or greater than the target amount to be determined for 2020 (the “Target” for 2020). If such conditions are satisfied as of such date, such Performance Units shall be converted into Restricted Stock Units, subject to the further vesting condition that the Participant will forfeit the units unless he continues to be actively employed by the Company through December 31, 2020. If and to the extent the performance conditions are not satisfied as of December 31, 2020, such unbanked allocable portion of the Performance Units for calendar year 2020 shall be forfeited.

(d)

Performance Against Financial Metrics 85% of Target to 115%+ of Target	Vesting Percentage 50% of Target to 150% of Target*
Below Threshold Performance (<85% of Target)	No Vesting
Threshold Performance (85% of Target)	50% vesting of Target
Above Threshold (85% of Target), but below Target (100%)	Vesting payout between 50% and 100% of Target
Target Performance (100%)	100% vesting
Above Target (100%), but below Maximum (115% of Target)	Vesting payout between 100% and 150% of Target
Meet or Exceed Maximum Performance (115%+ of Target)	150% vesting of Target
*Vesting is conditioned upon Participant’s continuous employment through the Performance Period.